Exhibit 10.9

House Lease Contract

Lessor(hereinafter referred to as Party A):
Shenzhen Yuanxing Bio-medical Techonology Co.,Ltd.
Tel: 0755-26980018
Fax: 0755-26983308
Contact:
Lessee(hereinafter referred to as Party B):
Shenzhen Wonhe Technology Co.,Ltd.
Tel:13973723423
Fax:
Contact: Haiqing Liu

This Lease has been mutual agreed and set up by Party A and Party B, on the basis of equality, voluntary participation, mutual trust, mutual benefit, complying with “Contract Law of the PRC”, “Regulations of Shenzhen Special Economic Zone on Lease of Houses” and related laws and regulations provided by the central government and Shenzhen government.

Article 1 Party A will rent the house located in Room 1001,Floor10, Southern Building, Yuanxing Science Technology Building, No.1 Beisongpingshan Road, Northern Circle Avenue, High-tech Industry Park, Nanshan District, Shenzhen(hereinafter referred to as rental housing)to Party B for research and development and office use. The construction area of the rental house is 1243.1 square meters.

Article 2 The lease will run from March 1,2011 to February 28,2019.There is two month rent-free period from March 1,2011 to April 30,2011.

Article 3 The unit rent and special services charge are respective RMB 40 and RMB 35 per square meter. The area of the rental house is 1243.1 square meter and the monthly rent of the rental house and special services charge are respective RMB 49724 and 43508.5, totaled RMB 93232.5.

After the two years’ expiration of this Lease Agreement, under the condition of rising rent, the rent and special services charge shall increase progressively by 5%. Namely, every time when the expiration of this Lease Agreement comes to 2 years, the rent and special services charge shall increase by 5% on the base of the previous year and so on.

1. Party B shall pay deposit RMB 186465, the rent and special services charge of the first month totaling RMB 93232.5 to Party A within 3 days after the date of the contract. And the rental housing deposit paid by Party B can be turned into rental housing cash deposit.

2. Party B shall one-time pay the month rent and special services charge to Party A before 10th of every month.

3. Party B must pay the rent according to the Contract. In case that Party B defaults on the rent, Party B shall pay Party A a penalty equal to 5‰ of the outstanding rent per day of delay. In the event that the late payment exceeds one month, Party A is entitled to terminate this Contract. And the deposit paid by Party B will not be returned. Party A has the right to demand repayment of the rent.

Article 4 For the rent and deposit paid by Party B, Party A shall issue receipts.

Article 5 During the lease period, Party A is responsible for paying leasing tax on the rental house and Party B is in charge of paying the fees of the other specific facilities provided for use by Party B, such as air conditioning bill, water, electricity and ADSL fee.

During the lease period, Party B must pay the accrued charge on time. In the event that water and electricity are prohibited for use in the building caused by Party B’s defaulting on water and electricity fee, Party B shall bear all economic loss of Party A and other users resulting from this.

Article 6 Party B shall not change the use of the rental house. In the case that Party B uses the rental house for other use other than research, development and office use, and incurred action beyond the business operation area of Party B, Party A is entitled to recover the rental house and terminate the contract, and the deposit will not be returned.

Article 7 Party B shall use the rental house and its attached facilities in a normal and reasonable way. Party B shall not damage the main structure and bearing structure. Party B shall not be engaged in illegal activities and hinder the operation of other companies. If these regulations are breached, Party B shall undertake the resulting consequences. And Party B shall pay the loss brought to Party A by Part B.

In the event that Party B caused the damage or breakdown of the rental house and its attached facilities, Party B is responsible for maintenance or compensation.(However, if the base wall and curtain wall were not damaged by Party B, Party A is responsible for maintenance.)In the case that Party B refuses the maintenance and Party A does that for Party B, Party B shall undertake the fee. Party A has the right to directly deduct it from the down payment. In the event that fire control and environmental protection problems caused by research, development and office use of Party B occurred, Party B shall be responsible for it and its fee.

Article 8 Party A shall not interfere or hinder normal and reasonable use of the rental house of Party B.

Article 9 Party A shall ensure safe and normal use of the rental house and its internal facilities.

Article 10 Party B shall not sublease whole or part of the house to others without written consent of Party A. Party A has the right to terminate the contract in case of Party B’s subleasing without consent of Party A. The lease cash deposit will not be returned and Party B is responsible for the resulting consequences.

Article 11 During the validity of the contract, once one of the following circumstances occurs, this contract will be automatically avoided, moreover the two parties need not to compensate for the loss caused by the termination of the contract：

1. Force majeure or accident occurs and the contract can’t be performed；

2. Requisition, acquisition, recovery or removal of rental housing by the government.(The compensation for decorating and settlement shall belong to Party B)

Article 12 During the lease period, the two parties shall fully perform the obligations in this contract, and not terminate the contract for no reason. However, under the consensus by two parties, the contract can be terminated.

In the event that Party A must recover the rental house in advance for operation, Party A shall inform Party B within 3 months in advance, if not, Part A shall pay back doubled lease cash deposit to Party B in order to terminate the contract.

In the case that Party B must terminate the contract in advance for operation, Party B shall inform Party A of terminating the contract within 3 month in advance, if not, the lease cash deposit paid by Party B belongs to Party A and cannot require it to be returned.

Article 13 After the termination of this contract, Party B shall shortly move out from the rental housing. Party B should keep the condition and the decoration integrated，shall not remove fixtures and ornaments，make good indoor environmental health，and give the house to Party A. For the damage of the rental house caused by Party B of removing the fixtures and ornaments, Party B shall compensate for this.

If Party B has something left in the rental house within 5 days after the termination of the contact, Party B shall be deemed waiving the things and Party A may dispose them in any way.

In the event that Party B fails to return the rental house within the aforesaid period, he shall pay the rent in double amount for each day of delay.

In the case that Party B fails to restore rental house to the condition of delivery, Party B shall compensate for it. The restore period will be considered as the lease period of Party B, he shall pay the rent in double amount for the restore period.

Article 14 The expiration of lease period results in the termination of the contract.

If the leasing term expires, Party B wants to continue to lease rental housing, he shall raise the purpose before 3 months the lease term to be expired, and the Lease Contract should be signed again before 1 month the lease term to be expired. In the same condition, Party B shall have priority to rent the rental housing.

After the termination of the contract, Party A will deduct the fees provided by Party B such as water, electricity fee and rent, other fees and penalty paid by Party B, and within 10 days after Party B moved out from the rental house(move out from the registered address and show the notice of changing the registered address issued by Shenzhen Market Regulatory Authority), Party A shall return the rest lease cash deposit. In the event that the deposit is not enough to pay the aforesaid fee, Party B shall complement it.

Article 15 The communication between the two parties is based on the telephone in this contract, Party B shall ensure the accuracy and reality of the information in this contract. If Party B wants to change the information, he shall inform Party A by written with 5 days after the change. If not, the loss and responsibility will be undertaken by involved party. Party A send notice of join-in partnership, returning rent , notice and other effective notice on the basis of the telephone and leasing address Party B signed. On the next day of delivery, it will be regarded as received if send by EMS.

Article 16 Party A shall ensure and provide all necessary information for proving the title of the properties of the rental housing.

Article 17 Any disputes arising from the execution of or in connection with this Lease Contract shall be settled through friendly consultations, the disputes couldn’t be consulted shall be submitted to Shenzhen Arbitration Committee.

Article 18 Other issues in relation to this contract as otherwise agreed in the complement agreements, as part of this contract, signed by both parties after the contract has the same effectiveness.

Article 19 This Lease Contract is made in four copies with each party holding two and all of which constitute one instrument .

Article 20 This Lease Contract shall be effective upon the signing and seal of both parties.

Party A (Seal): Shenzhen Yuanxing	Party B (Seal): Shenzhen Wonhe
Bio-medical Technology Co.,Ltd.	Technology Co.,Ltd
Representative:	Representative:

Account name: Shenzhen Yuanxing Bio-medical Technology Co.,Ltd.

Bank Account: 826801804008091001

Bank name: Shenzhen high-tech district sub-branch of Bank of China

  Date: